Exhibit 99.1

Investors:

Ryan Osterholm: 630-824-1907

Media:

Anna Rozenich: 630-824-1945

SUNCOKE ENERGY, INC. REPORTS FIRST QUARTER 2012 RESULTS

•	Net income attributable to shareholders rose 42.0 percent to $16.9 million, or $0.24 per share, in first quarter 2012 as compared with first quarter 2011

•	Adjusted EBITDA was $55.8 million in first quarter 2012 as compared with $26.6 million in first quarter 2011, an increase of $29.2 million

•

Adjusted EBITDA increased in first quarter 2012 versus same prior year period due to the successful startup of production at our new Middletown, Ohio facility and improved operations at our Indiana Harbor facility

•	Coal Adjusted EBITDA declined $4.9 million to $7.4 million in first quarter 2012 as compared with first quarter 2011 as a result of higher production costs

•	Company reaffirms its 2012 Adjusted EBITDA guidance of $250 million to $280 million

Lisle, IL (May 1, 2012) – SunCoke Energy, Inc. (NYSE: SXC) today reported first quarter 2012 net income attributable to shareholders of $16.9 million, up from $11.9 million in first quarter 2011.

“Our Adjusted EBITDA more than doubled in the first quarter 2012, reaching $55.8 million due to solid performance in our cokemaking business,” said Fritz Henderson, Chairman and Chief Executive Officer of SunCoke Energy, Inc. “The successful startup of the new Middletown plant, the improvements that have taken hold at our Indiana Harbor facility and the continuing strong performance of our other domestic cokemaking facilities have given us greater confidence in our outlook for 2012 despite disappointing results in our coal mining business. With our coal business facing higher production costs and a weaker pricing environment, we are taking action to mitigate the impact of these challenges by scaling back production at higher cost mines, idling certain mines, redeploying resources and lowering capital spending to reduce costs and conserve cash.”

Henderson continued, “Based on the strength of our cokemaking business, we continue to believe we will deliver between $250 million and $280 million in Adjusted EBITDA and generate substantial free cash flow in 2012.”

SunCoke Energy, Inc.

First Quarter 2012 Earnings

CONSOLIDATED RESULTS

	Three months ended March 31,
(In millions, except per share data)	2012	2011	Increase
Revenues	$481.3	$333.4	$147.9
Operating Income	$33.9	$4.3	$29.6
Adjusted EBITDA(1)	$55.8	$26.6	$29.2
Net Income Attributable to Shareholders	$16.9	$11.9	$5.0
Net Income Per Share - Diluted	$0.24	$0.17	$0.07

(1)	See definitions of Adjusted EBITDA and reconciliations elsewhere in this release.

In the first quarter 2012, revenues rose 44.4 percent to $481.3 million versus first quarter 2011. This increase was primarily due to higher sales in our Other Domestic Coke segment reflecting increased coke production and the pass-through of higher coal costs. The increase in coke production was driven by the startup of our new Middletown cokemaking facility, which began operations in October 2011, and operating improvements at our Indiana Harbor facility. Revenues also benefited from higher coal sale prices.

The increases in Operating Income, Adjusted EBITDA and Net Income in first quarter 2012 reflect improvement at Indiana Harbor, the startup of our Middletown facility and higher yields and operating cost recovery in both the Jewell Coke and Other Domestic Coke segments. The increases were partly offset by higher costs and lower sales volumes in our Coal Mining segment.

SEGMENT RESULTS

Jewell Coke

The Jewell Coke segment consists of our cokemaking operations in Vansant, Virginia. Substantially all of the metallurgical coal used at our Jewell cokemaking facility is supplied from our coal mining operations. Beginning in first quarter 2012, the intersegment coal costs charged to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

	Three months ended March 31,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues	$74.1	$64.0	$10.1
Adjusted EBITDA(1)	$15.0	$11.0	$4.0
Sales Volumes (in thousands of tons)	186	175	11
Adjusted EBITDA per Ton(1)	$80.6	$62.9	$17.7

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.

•	The increase in Segment Revenues in the first quarter reflected the pass-through of higher coal costs and higher coke sales volumes, which contributed $5.2 million and $4.2 million, respectively.

•

Jewell Coke Adjusted EBITDA benefited by $2.8 million in first quarter 2012 as a result of better coal-to-coke contract billing yields and higher operating expense recovery. In addition, higher volumes contributed $1.2 million to the segment’s first quarter 2012 Adjusted EBITDA.

SunCoke Energy, Inc.

First Quarter 2012 Earnings

Other Domestic Coke

Other Domestic Coke consists of cokemaking facilities and heat recovery operations at the Indiana Harbor, Haverhill, Granite City and new Middletown, Ohio plants. The Middletown plant began operations in October 2011. The Indiana Harbor cokemaking facility is owned by a partnership of which SunCoke owns 85 percent and an unaffiliated partner owns 15 percent.

	Three months ended March 31,
(In millions, except per ton amounts)	2012	2011	Increase
Segment Revenues(2)	$378.1	$247.5	$130.6
Adjusted EBITDA(1)(2)	$40.1	$8.5	$31.6
Sales Volumes (in thousands of tons)	892	697	195
Adjusted EBITDA per Ton(1)	$45.0	$12.2	$32.8

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Excludes income (loss) attributable to noncontrolling investors in Indiana Harbor.

•

Our new Middletown facility contributed $68.5 million to the increase in Segment Revenues in first quarter 2012. Segment Revenues also benefited by $63.4 million from the pass-through of higher coal costs, increased coke sales volumes and better operating and transportation cost recovery.

•

Our new Middletown facility contributed $11.5 million to the increase in Adjusted EBITDA in first quarter 2012. This is net of approximately $4.0 million of non-recurring startup costs and lower coal-to-coke yield performance.

•

Segment Adjusted EBITDA in first quarter 2012 benefited from favorable comparisons at our Indiana Harbor facility, which incurred higher costs in the same prior year period, including $18.5 million ($12.2 million net of noncontrolling interest) related to the purchase of third-party coke to meet a projected shortfall in production. This benefit was partly offset by a $2.8 million charge for a reduction in coke inventory related to the work performed to address contract and billing issues and a $1.5 million lower of cost or market adjustment on pad coal inventory, both at Indiana Harbor in first quarter 2012.

•

In addition, segment Adjusted EBITDA in first quarter 2012 increased by $13.7 million due to higher volumes and improved coal-to-coke yields as well as higher operating cost recovery in the segment, partly offset by lower energy sales of $1.3 million.

•

Loss attributable to noncontrolling interests was $6.5 million lower compared to the same prior year period, reflecting improvement at Indiana Harbor partly offset by lower unaffiliated partner interest in the facility.

International Coke

International Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for a Brazilian affiliate of ArcelorMittal. International Coke earns operating and technology licensing fees based on production, and recognizes a dividend on its preferred stock investment, generally in the fourth quarter, assuming certain minimum production levels are achieved at the facility.

•	Segment Adjusted EBITDA was $0.1 million in first quarter 2012, down from $1.0 million in first quarter 2011, primarily due to higher legal costs.

SunCoke Energy, Inc.

First Quarter 2012 Earnings

Coal Mining

Coal Mining consists of our metallurgical coal mining activities conducted in Virginia and West Virginia. A substantial portion of the metallurgical coal produced by our coal mining operations is sold to our Jewell Coke segment for conversion into metallurgical coke. Beginning in first quarter 2012, intersegment coal revenues for sales to the Jewell Coke segment are reflective of the contract price Jewell Coke charges its customer. Prior year periods have been adjusted to reflect this change.

	Three months ended March 31,
(In millions, except per ton amounts)	2012	2011	Increase/ (Decrease)
Segment Revenues	$18.4	$11.8	$6.6
Adjusted EBITDA(1)	$7.4	$12.3	$(4.9)
Coal Production	375	335	40
Sales Volumes (in thousands of tons)(2)	373	386	(13)
Sales Price per ton (excludes transportation costs)(3)	$171.3	$151.7	$19.6
Adjusted EBITDA per Ton (1)	$19.8	$31.9	$(12.1)

(1)	See definitions of Adjusted EBITDA and Adjusted EBITDA per Ton and reconciliations elsewhere in this release.
(2)	Includes production from Company and contract-operated mines.
(3)	Includes sales to affiliates.

•	The increase in Segment Revenues in first quarter 2012 was due to higher coal sale prices per ton, partly offset by lower sales volumes.

•

Adjusted EBITDA declined in first quarter 2012 primarily due to higher coal cash production costs of $14.0 million, which were driven by increased reject rates due to challenging mining conditions, increased labor costs and higher royalty and trucking payments. This was partly offset by lower raw coal purchases of $5.5 million as compared to the same prior year period and a $2.6 million decline in coal cash production costs absorbed in inventory in first quarter 2012 as compared to first quarter 2011.

•	Production under our contract surface mining agreement with Revelation contributed $0.8 million to Adjusted EBITDA for first quarter 2012.

Corporate and Other

Corporate expenses increased by $0.6 million to $6.8 million in first quarter 2012 compared to first quarter 2011. The increase was due to additional headcount and fees required to operate as a public company and higher share-based compensation, offset by a higher allocation of costs to our operating segments, lower charges from Sunoco and lower relocation costs.

Net financing expense was $12.0 million for first quarter 2012 as compared with net financing income of $4.5 million in first quarter 2011. This $16.5 million change primarily reflects $12.1 million of interest expense associated with the issuance of debt and a net decrease of $4.2 million in interest income received from affiliates.

SunCoke Energy, Inc.

First Quarter 2012 Earnings

COMBINED CASH FLOWS AND FINANCIAL POSITION

Cash Flows

Net cash provided by operating activities declined $10.5 million in first quarter 2012, driven by changes in working capital. The changes in working capital were primarily due to the timing of accounts payable payments related to coal inventory purchases made in fourth quarter 2011 and interest payments.

Capital expenditures were $9.5 million for first quarter 2012, a decrease of $85.7 million as compared with first quarter 2011. First quarter 2011 capital expenditures of $95.2 million included $52.3 million related to the construction of Middletown and $35.7 million net cash used for the acquisition of the Harold Keene Coal Company, Inc.

2012 OUTLOOK

The following summarizes the Company’s 2012 guidance:

•	Earnings per share (assuming a 22 percent tax rate) is expected to be between $1.30 and $1.65

•	Full year 2012 Adjusted EBITDA is projected to be between $250 million and $280 million

•	Capital expenditures and investments are anticipated to be approximately $100 million

•	Domestic coke production is expected to be in excess of 4.3 million tons

•	Coal production is projected to be approximately 1.6 million tons

•	Free cash flow is expected to be in excess of $75 million

•	The effective tax rate for the full year 2012 is expected to be between 20 percent and 24 percent, and the cash tax rate is expected to be between 10 percent and 15 percent

DEFINITIONS

•

Adjusted EBITDA represents earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) adjusted for sales discounts and the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA reflects sales discounts included as a reduction in sales and other operating revenue. The sales discounts represent the sharing with customers of a portion of nonconventional fuels tax credits, which reduce our income tax expense. However, we believe our Adjusted EBITDA would be inappropriately penalized if these discounts were treated as a reduction of EBITDA since they represent sharing of a tax benefit which is not included in EBITDA. Accordingly, in computing Adjusted EBITDA, we have added back these sales discounts. Our Adjusted EBITDA also reflects the deduction of income attributable to noncontrolling interests in our Indiana Harbor cokemaking operations. EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under United States generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure of the operating performance of the Company’s net assets and is indicative of the Company’s ability to generate cash from operations. See the tables (unaudited) at the end of this release for reconciliations of net income to Adjusted EBITDA.

•	Adjusted EBITDA per Ton represents Adjusted EBITDA divided by tons sold.

•

Free Cash Flow equals cash from operations less cash used in investing activities less cash distributions to noncontrolling interests. Management believes Free Cash Flow information enhances an investor’s understanding of a business’ ability to generate cash. Free Cash Flow

SunCoke Energy, Inc.

First Quarter 2012 Earnings

does not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under GAAP and may not be comparable to other similarly titled measures of other businesses.

RELATED COMMUNICATIONS

The Company will host an investor conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This conference call will be webcast live and archived for replay on www.suncoke.com in the Investor Relations section of the website. Participants can listen in by dialing 1-800-471-6718 (domestic) or 1-630-691-2735 (international) and referencing confirmation 32176866. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A replay of the call will be available for seven days by calling 1-888-843-7419 (domestic) or 1-630-652-3042 (international) and referencing confirmation 32176866#.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. is the largest independent producer of metallurgical coke in the Americas, with about 50 years of experience supplying coke to the integrated steel industry. Our advanced, heat recovery cokemaking process produces high-quality coke for use in steelmaking, captures waste heat for derivative energy resale and meets or exceeds environmental standards. Our cokemaking facilities are located in Virginia, Indiana, Ohio, Illinois and Vitoria, Brazil, and our coal mining operations, which have more than 114 million tons of proven and probable reserves, are located in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

FORWARD LOOKING STATEMENTS

Some of the statements included in this press release constitute “forward looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Such forward-looking statements are based on management’s beliefs and assumptions and on information currently available. You should not put undue reliance on any forward-looking statements. Forward-looking statements include all statements that are not historical facts and may be identified by the use of forward looking terminology such as the words “believe,” “expect,” “plan,” “project,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions.

Risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements include economic, business, competitive and/or regulatory factors affecting the Company’s business, as well as uncertainties related to the outcomes of pending or future litigation, legislation, or regulatory actions. Among such risks are: changes in levels of production, production capacity, pricing and/or margins for metallurgical coal and coke; variation in availability, quality and supply of metallurgical coal used in the cokemaking process, including as a result of non-performance by our suppliers; effects of railroad, barge, truck and other transportation performance and costs, including any transportation disruptions; changes in the marketplace that may affect supply and demand for the Company’s metallurgical coal and/or coke products; relationships with, and other conditions affecting, customers; the deferral of contracted shipments of coal or coke by customers; severe financial hardship or bankruptcy of one of more of our major customers, or the occurrence of other events affecting our ability to collect payments from our customers; volatility and cyclical downturns in the carbon steel industry and other industries in which the Company’s customers operate; the ability to secure new coal supply agreements or to renew existing coal supply agreements; the ability to enter into new, or renew existing, long-term agreements upon favorable

SunCoke Energy, Inc.

First Quarter 2012 Earnings

terms for the supply of metallurgical coke to domestic and/or foreign steel producers; the ability to acquire or develop coal reserves in an economically feasible manner; defects in title or the loss of one or more mineral leasehold interests; effects of geologic conditions, weather, natural disasters and other inherent risks beyond the Company’s control; age of, and changes in the reliability, efficiency and capacity of the various equipment and operating facilities used in the Company’s coal mining and/or cokemaking operations, and in the operations of major customers, business partners and/or suppliers; changes in the expected operating levels of the Company’s assets; ability to meet minimum volume requirements, coal-to-coke yield standards and coke quality requirements in coke sales agreements; disruptions in the quantities of coal produced by contract mine operators; ability to obtain and renew mining permits, and the availability and cost of surety bonds needed in coal mining operations; availability of skilled employees and other workplace factors; changes in the level of capital expenditures or operating expenses, including any changes in the level of environmental capital, operating or remediation expenditures; effects of adverse events relating to the operation of the Company’s facilities and to the transportation and storage of hazardous materials (including equipment malfunction, explosions, fires, spills, and the effects of severe weather conditions); changes in product specifications; ability to identify acquisitions, execute them under favorable terms and integrate them into our existing businesses and have them perform at anticipated levels; ability to enter into joint ventures and other similar arrangements under favorable terms; changes in the availability and cost of equity and debt financing; the amount of, and ability to service, outstanding indebtedness and to comply with the restrictions imposed by financing arrangements; impact on our liquidity and ability to raise capital as a result of changes in the credit ratings assigned to our indebtedness; changes in credit terms required by suppliers; changes in insurance markets impacting costs and the level and types of coverage available, and the financial ability of insurers to meet their obligations; changes in accounting rules and/or tax laws or their interpretations, including the method of accounting for inventories, leases and/or pensions; changes in financial markets impacting pension expense and funding requirements; risks related to labor relations and workplace safety; nonperformance or force majeure by, or disputes with or changes in contract terms with, major customers, suppliers, dealers, distributors or other business partners; changes in, or new, statutes, regulations, governmental policies and taxes, or their interpretations; the accuracy of estimates of reclamation and other mine closure obligations; the existence of hazardous substances or other environmental contamination on property owned or used by the Company; the availability of future permits authorizing the disposition of certain mining waste; claims of noncompliance with any statutory and regulatory requirements; changes in the status of, or initiation of new litigation, arbitration, or other proceedings to which the Company is a party or liability resulting from such litigation, arbitration, or other proceedings; effects resulting from our separation from Sunoco, Inc.; and the Company’s incremental costs as a stand-alone public company. Unpredictable or unknown factors not discussed in this release also could have material adverse effects on forward-looking statements.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke Energy has included in its filings with the Securities and Exchange Commission cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke Energy. For more information concerning these factors, see SunCoke Energy’s Securities and Exchange Commission filings. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. SunCoke Energy does not have any intention or obligation to update any forward-looking statement (or its associated cautionary language), whether as a result of new information or future events, after the date of this press release, except as required by applicable law.

###

SunCoke Energy, Inc.

Combined and Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended March 31
	2012	2011
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$480.6	$333.0
Other income, net	0.7	0.4

Total revenues	481.3	333.4

Costs and operating expenses
Cost of products sold and operating expenses	408.3	281.4
Loss on firm purchase commitments	—	18.5
Selling, general and administrative expenses	20.7	16.2
Depreciation, depletion, and amortization	18.4	13.0

Total costs and operating expenses	447.4	329.1

Operating income	33.9	4.3

Interest income—affiliate	—	5.7
Interest income	0.1	—
Interest cost—affiliate	—	(1.5)
Interest cost	(12.1)	—
Capitalized interest	—	0.3

Total financing (expense) income, net	(12.0)	4.5

Income before income tax expense	21.9	8.8
Income tax expense	5.3	3.1

Net income	16.6	5.7
Less: Net loss attributable to noncontrolling interests	(0.3)	(6.2)

Net income attributable to SunCoke Energy, Inc. / net parent investment	$16.9	$11.9

Earnings attributable to SunCoke Energy, Inc. / net parent investment per common share:
Basic	$0.24	$0.17
Diluted	$0.24	$0.17
Weighted average number of common shares outstanding:
Basic	70.1	70.0
Diluted	70.3	70.0

SunCoke Energy, Inc.

Consolidated Balance Sheets

	March 31,	December 31,
	2012	2011
	(Unaudited)
	(Dollars in millions, except per share amounts)
Assets
Cash and cash equivalents	$113.6	$127.5
Accounts receivable	78.3	66.2
Inventories	200.8	219.7
Deferred income taxes	0.6	0.6

Total current assets	393.3	414.0

Investment in Brazilian cokemaking operations	41.0	41.0
Properties, plants and equipment, net	1,384.2	1,391.8
Lease and mineral rights, net	53.0	53.2
Goodwill	9.4	9.4
Deferred charges and other assets	38.0	32.4

Total assets	$1,918.9	$1,941.8

Liabilities and Equity
Accounts payable	146.7	181.9
Current portion of long-term debt	3.3	3.3
Accrued liabilities	65.1	69.8
Interest payable	7.8	15.9
Taxes payable	12.0	10.6

Total current liabilities	234.9	281.5

Long-term debt	722.4	723.1
Accrual for black lung benefits	33.4	33.5
Retirement benefit liabilities	51.2	50.6
Deferred income taxes	329.8	261.1
Asset retirement obligations	13.8	12.5
Other deferred credits and liabilities	20.1	19.6
Commitments and contingent liabilities

Total liabilities	1,405.6	1,381.9

Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued and outstanding shares at March 31, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued and outstanding 70,014,192 and 70,012,702 shares at March 31, 2012 and December 31, 2011, respectively	0.7	0.7
Treasury stock, 99,637 shares at March 31, 2012 and no shares at December 31, 2011	(1.4)	—
Additional paid-in capital	449.7	511.3
Accumulated other comprehensive loss	(6.7)	(6.5)
Retained earnings	36.9	20.0

Total SunCoke Energy, Inc. stockholders’ equity	479.2	525.5
Noncontrolling interests	34.1	34.4

Total equity	513.3	559.9

Total liabilities and equity	$1,918.9	$1,941.8

SunCoke Energy, Inc.

Combined and Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31
	2012	2011
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$16.6	$5.7
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Loss on firm purchase commitments	—	18.5
Depreciation, depletion and amortization	18.4	13.0
Deferred income tax expense	4.4	4.4
Payments less than (in excess of) expense for retirement plans	0.3	(0.1)
Share-based compensation expense	2.0	—
Changes in working capital pertaining to operating activities:
Accounts receivable	(12.1)	(17.8)
Inventories	18.9	(6.7)
Prepaid coke inventory for firm purchase commitment	—	(17.0)
Accounts payable and accrued liabilities	(39.9)	7.6
Interest payable	(8.1)	—
Taxes payable	1.4	3.3
Other	(5.0)	(3.5)

Net cash (used in) provided by operating activities	(3.1)	7.4

Cash Flows from Investing Activities:
Capital expenditures	(9.5)	(59.5)
Acquisition of business, net of cash received	—	(35.7)

Net cash used in investing activities	(9.5)	(95.2)

Cash Flows from Financing Activities:
Repayment of long-term debt	(0.8)	—
Proceeds from exercise of stock options	0.9	—
Repurchase of common stock	(1.4)	—
Increase in advances from affiliate	—	64.5
Repayments of notes payable assumed in acquisition	—	(2.3)
Increase in payable to affiliate	—	(2.3)
Cash distributions to noncontrolling interests in cokemaking operations	—	(1.2)

Net cash (used in) provided by financing activities	(1.3)	58.7

Net decrease in cash and cash equivalents	(13.9)	(29.1)
Cash and cash equivalents at beginning of period	127.5	40.1

Cash and cash equivalents at end of period	$113.6	$11.0

Segment Financial and Operating Data

The following tables set forth the sales and other operating revenues and Adjusted EBITDA of our segments and other financial and operating data for the three months ended March 31, 2012 and 2011:

	Three Months Ended March 31
	2012	2011
	(Dollars in millions)
Sales and other operating revenues:
Jewell Coke	$74.1	$64.0
Other Domestic Coke	378.1	247.5
International Coke	10.0	9.7
Coal Mining	18.4	11.8
Coal Mining intersegment sales	45.7	46.8
Elimination of intersegment sales	(45.7)	(46.8)

Total	$480.6	$333.0

Adjusted EBITDA (1):
Jewell Coke	$15.0	$11.0
Other Domestic Coke	40.1	8.5
International Coke	0.1	1.0
Coal Mining	7.4	12.3
Corporate and Other	(6.8)	(6.2)

Total	$55.8	$26.6

Coke Operating Data:
Capacity Utilization (%)
Jewell Coke	97	98
Other Domestic Coke	102	94

Total	101	95
Coke production volumes (thousands of tons):
Jewell Coke	174	174
Other Domestic Coke(2)	894	687

Total	1,068	861
International Coke production—operated facility (thousands of tons)	358	364
Coke sales volumes (thousands of tons):
Jewell Coke	186	175
Other Domestic Coke(3)	892	697

Total	1,078	872

Coal Operating Data(4):
Coal sales volumes (thousands of tons):
Internal use	255	300
Third parties	118	86

Total	373	386

Coal production (thousands of tons)	375	335
Purchased coal (thousands of tons)	19	51
Coal sales price per ton (excludes transportation costs)(5)	$171.31	$151.72
Coal cash production cost per ton(6)	$150.54	$114.42
Purchased coal cost per ton(7)	$67.68	$133.24
Total coal production cost per ton(8)	$158.53	$123.95

(1)	See definition of Adjusted EBITDA and reconciliation to GAAP at the end of this Item.
(2)	Includes Middletown production volumes of 142 thousand tons for the first three months of 2012.
(3)	Excludes 26 thousand tons of consigned coke sales in the first three months of 2012.
(4)	Includes production from Company and contract-operated mines.
(5)	Includes sales to affiliates.
(6)	Mining and preparation costs, excluding depreciation, depletion and amortization, divided by coal production volume.
(7)	Costs of purchased raw coal divided by purchased coal volume.
(8)	Cost of mining and preparation costs, purchased raw coal costs, and depreciation, depletion and amortization divided by coal sales volume. Depreciation, depletion and amortization per ton were $10.88 and $7.05 for the first three months of 2012 and 2011, respectively.

SunCoke Energy, Inc.

Reconciliations of Adjusted EBITDA to Net Income

	Three Months Ended March 31
(Dollars in millions)	2012	2011
Adjusted EBITDA	55.8	26.6
Subtract: Depreciation, depletion and amortization	(18.4)	(13.0)
Subtract (Add): Financing expense (income), net	(12.0)	4.5
Subtract: Income tax expense	(5.3)	(3.1)
Subtract: Sales Discount	(3.2)	(3.1)
Subtract: Net loss attributable to noncontrolling interest	(0.3)	(6.2)

Net Income	$16.6	$5.7

Reconciliation of Estimated 2012 Adjusted EBITDA to Net Income

(Dollars in millions)	Low (Estimated)	High (Estimated)
Estimated 2012 Net Income	$98	$122
Depreciation, Depletion and Amortization	74	72
Total financing costs, net	48	46
Income tax expense	25	37

Estimated 2012 EBITDA	$245	$277

Sales discounts	11	10
Noncontrolling interests	(6)	(7)

Estimated 2012 Adjusted EBITDA	$250	$280

Reconciliation of 2012 Estimated Free Cash Flow

(Dollars in millions)		2012 (Estimated)
Estimated Cash Provided by Operations	In excess of	$179

Less: estimated cash used in investing activities	Approx.	(100)
Less: estimated distribution to noncontrolling interests	Approx.	(4)

Estimated Free Cash Flow	In excess of	$75